Exhibit 99.1

INVESTORS REAL ESTATE TRUST

PRO FORMA FINANCIAL INFORMATION

(UNAUDITED)

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 31, 2016, IRET Properties, a North Dakota Limited Partnership and the operating partnership of Investors Real Estate Trust (“Company”), and various of its subsidiaries (collectively, “IRET”) entered into six separate Agreements for Sale and Purchase of Property (collectively, the “Agreements”) to sell 26 senior housing properties and one multifamily property located in MN, MT, NE, ND, SD and WY (collectively, “Properties”) for approximately $236.0 million in cash, with Edgewood Properties Management LLC, Edgewood Properties, LLP and various of its affiliates and subsidiaries who are tenants that leased and operated the properties (collectively, “Buyer”).

As of March 1, 2017, IRET completed the sale of 23 of the Properties pursuant to four of the Agreements for a combined sales price of $185.6 million. The sales pursuant to the remaining two Agreements are expected to be completed no later than April 28, 2017, although such sales remain subject to customary closing conditions and, accordingly, no assurances can be given as to the timing or successful completion of the sales of these remaining Properties.

The accompanying unaudited pro forma condensed consolidated balance sheet is presented as if all the Properties were sold on April 30, 2016.

The operating results of the 26 senior housing Properties are included in discontinued operations for all periods presented in the Company’s audited consolidated statements of operations included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2016 and the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2016 and October 31, 2016. Accordingly, the sales of the 26 senior housing Properties have been fully reflected in the Company’s audited and unaudited statements of operations. Although the multifamily Property is not included in discontinued operations in the Company’s previously filed financial statements, its operations are immaterial to the Properties taken as a whole.

In the opinion of the Company’s management, all adjustments necessary to reflect the effects of the transactions described above have been made. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial condition would have been had the transactions described above occurred on the date indicated, nor does it purport to represent the future results of operations or financial condition of the Company.

The unaudited pro forma consolidated balance sheet and accompanying notes should be read in conjunction with the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and in the Company’s Quarterly Report on Form 10-Q for the three and six month periods ended October 31, 2016.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

OCTOBER 31, 2016

(unaudited)

	(in thousands, except share data)
	Historical (a)	Senior Housing Portfolio (b)	Pro Forma
ASSETS
Real estate investments
Property owned	$1,665,354	$—	$1,665,354
Less accumulated depreciation	(321,790)	—	(321,790)
	1,343,564	—	1,343,564
Development in progress	20,921	—	20,921
Unimproved land	19,069	—	19,069
Total real estate investments	1,383,554	—	1,383,554
Assets held for sale and assets of discontinued operations	191,233	(171,201)	20,032
Cash and cash equivalents	68,729	149,996	218,725
Receivable arising from straight-lining of rents, net of allowance	7,660	—	7,660
Accounts receivable, net of allowance	9,815	—	9,815
Real estate deposits	1,370	23,659	25,029
Prepaid and other assets	3,496	—	3,496
Intangible assets, net of accumulated amortization	842	—	842
Tax, insurance, and other escrow	4,786	—	4,786
Property and equipment, net of accumulated depreciation	928	—	928
Goodwill	1,645	—	1,645
Deferred charges and leasing costs, net of accumulated amortization	5,261	—	5,261
TOTAL ASSETS	$1, 679,319	$2,454	1,681,773
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
LIABILITIES
Liabilities held for sale and liabilities of discontinued operations	$69,326	$(62,117)	$7,209
Accounts payable and accrued expenses	40,382	—	40,382
Revolving line of credit	47,500	—	47,500
Mortgages payable, net of unamortized loan costs	779,568	—	779,568
Construction debt and other	82,742	—	82,742
TOTAL LIABILITIES	1,019,518	(62,117)	957,401
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS — CONSOLIDATED REAL ESTATE ENTITIES	8,585	—	8,585
EQUITY
Investors Real Estate Trust shareholders’ equity
Series A Preferred Shares of Beneficial Interest (Cumulative redeemable preferred shares, no par value, 1,150,000 shares issued and outstanding at October 31, 2016, aggregate liquidation preference of $28,750,000)	27,317	—	27,317
Series B Preferred Shares of Beneficial Interest (Cumulative redeemable preferred shares, no par value, 4,600,000 shares issued and outstanding at October 31, 2016, aggregate liquidation preference of $115,000,000)	111,357	—	111,357
Common Shares of Beneficial Interest (Unlimited authorization, no par value, 121,701,433 shares issued and outstanding at October 31, 2016)	920,759	—	920,759
Accumulated distributions in excess of net income	(489,356)	64,571	(424,785)
Total Investors Real Estate Trust shareholders’ equity	570,077	64,571	634,648
Noncontrolling interests – Operating Partnership (16,228,507 units at October 31, 2016)	71,994	—	71,994
Noncontrolling interests – consolidated real estate entities	9,145	—	9,145
Total equity	651,216	64,571	715,787
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$1,679,319	$2,454	1,681,773

See accompanying notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a) Reflects the unaudited historical consolidated balance sheet of the Company as of October 31, 2016, as contained in the historical consolidated financial statements and notes thereto presented in the Company’s Quarterly Report on Form 10-Q for the three and six month periods ended October 31, 2016.

(b) Represents the pro forma adjustments to the Company’s unaudited consolidated balance sheet as of October 31, 2016 to reflect the sales of all 27 of the Properties as follows:

•                  The elimination of the assets and liabilities of the Properties as if the sales (including the expected sales of four of the Properties, which are expected to occur no later than April 28, 2017, but as to which no assurances can be given) had all occurred on October 31, 2016.

•                  The receipt of net proceeds of approximately $161.6 million, which reflects the repayment of mortgage indebtedness secured by the Properties and the payment of transaction costs and the deposit of approximately $23.7 million of net proceeds that are being held by a qualified intermediary in order to facilitate a potential tax-free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, in the event the Company identifies an acquisition opportunity.

•                  A gain on sale of approximately $64.6 million from the sales of the Properties.